[COZEN AND O'CONNOR LETTERHEAD]


                                                  August 27, 1996




Kleinert's, Inc.
Scott Mills, Inc.
120 West Germantown Pike
Suite 100
Plymouth Meeting, PA  19462

Ladies and Gentlemen:

                  You have requested our opinion concerning certain Federal income tax consequences of the merger (the "Merger") of Scott Mills, Inc., (the "Company"), a Pennsylvania corporation, with and into Kleinert's, Inc. of Alabama ("Sub"), an Alabama corporation which is a wholly-owned subsidiary of Kleinert's, Inc. ("Parent"), a Pennsylvania corporation. As a result of the Merger, the separate corporate existence of the Company shall cease, and Sub shall be the surviving corporation.

                  We understand certain facts to be as follows:

                  The Merger will be effected pursuant to an Agreement and Plan of Merger by and among Parent, Sub and the Company dated as of June 10, 1996 (the "Merger Agreement"). Each of the Company, Parent and Sub has taken all such actions as are necessary to adopt the Merger Agreement as a valid and binding plan and agreement of merger. The Merger will become effective upon the filing of a Certificate of Merger with the Secretaries of State of the Commonwealth of Pennsylvania and the State of Alabama.

                  Pursuant to the Merger, each share of common stock of the Company ("Company Common Stock") will be converted into the right to receive $0.03 in cash plus such fraction of a share of


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August 27, 1996
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                  voting common stock of Parent ("Parent Common Stock") as shall have a value of $0.27 based upon the "Average Price" (as that term is defined in the Merger Agreement) of Parent Common Stock. Notwithstanding the foregoing, cash will be paid in lieu of fractional shares to each holder of Company Common Stock who otherwise would receive a fractional share of Parent Common Stock in the Merger.

                  For purposes of our opinion, we have examined the Merger Agreement, that certain Proxy Statement-Prospectus of Parent and the Company that was included in Amendment No. 2 to the Registration Statement on Form S-4, File No. 333-5841, (the "Prospectus"), and such other records, documents, and instruments, and have considered such matters of law as in our judgment have been necessary or appropriate. In addition, in rendering our opinion, we have relied upon the accuracy of those representations previously made to us by the Company, Parent and certain stockholders of the Company, and reconfirmed to us on the date hereof by the Company, Parent and those stockholders, without having confirmed the accuracy thereof.

                  In addition to the facts set forth above, we have been advised of or have assumed all of the following additional facts:


                  a.    The holders of Company Common Stock (the
                        "Stockholders") have approved and adopted the Merger Agreement.


                  b. The Merger has been consummated in the manner contemplated by and in accordance with the terms and provisions set forth in the Merger Agreement and the Prospectus and is valid and effective in accordance with the Business Corporation Law of the Commonwealth of Pennsylvania and the Alabama Business Corporation Law.

                  c. Each of the Company, Parent and Sub will comply with all reporting obligations with respect to the Merger required under the Internal Revenue Code of 1986, as amended (the "Code"), and the Treasury regulations thereunder.



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Kleinert's, Inc.
August 27, 1996
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                  An inaccuracy in the assumed facts or the representations, or a change after the date hereof in the facts or representations on which we have relied or in the law applicable to the Merger, could adversely affect our opinion. No ruling has been or will be sought from the IRS as to the Federal income tax consequences of any aspect of the Merger.

                  Based on and subject to the foregoing, it is our opinion that the following are the material Federal income tax consequences of the Merger:

                           (1) The Merger constitutes a reorganization within the meaning of sections 368(a)(1)(A) and 368(a)(2)(D) of the Code.

                           (2) None of the Company, Parent or Sub will recognize gain or loss by virtue of the Merger.

                           (3) The Stockholders will not recognize gain or loss on the exchange of Company Common Stock for Parent Common Stock pursuant to the Merger.

                           (4)    If a Stockholder realizes gain on the
                                  exchange or Company Common Stock for Parent
                                  Common Stock and cash, the gain will be
                                  recognized to the extent of the cash
                                  received. If the cash paid to the
                                  Stockholder has the effect of the
                                  distribution of a dividend, the gain will be treated as ordinary dividend income; if such payment does not have the effect of the distribution of a dividend to such Stockholder, any gain recognized will be treated as capital gain, provided that the shares of Company Common Stock were held as a capital asset as of the time of the Merger, and will be long-term capital gain if such shares had been held for more than one year. Because the determination of whether the cash consideration received has the effect of the distribution of a dividend is made on a Stockholder-by-Stockholder basis and is based upon each Stockholder's individual tax situation, counsel is unable to express an opinion as to whether gain recognized by any particular Stockholder would be capital gain or ordinary dividend income. If a Stockholder


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                                  realizes a loss on the exchange of Company
                                  Common Stock for Parent Common Stock and cash, the loss will not be recognized, and the amount of the disallowed loss will be included in the Stockholder's adjusted basis of the Parent Common Stock received in the Merger.

                           (5) A Stockholder who receives cash in lieu of a fractional share of Parent Common Stock will be treated as having received the fractional share and then as having received cash in redemption by the Parent of the fractional share interest. As such, the Stockholder will recognize gain or loss equal to the difference between the cash payment received and the Stockholder's tax basis in the portion of the Company Common Stock exchanged therefor, and such gain or loss will be capital gain or loss assuming that such Company Common Stock was held as a capital asset at the time of the Merger.


                           (6) Each Stockholder will obtain a tax basis in the shares of Parent Common Stock received in the Merger equal to the tax basis of such Stockholder in the Company Common Stock surrendered in exchange therefor, decreased by the amount of cash received in the Merger, and increased by the amount of gain, if any, recognized in the exchange, including any recognized gain which is treated as a dividend.


                           (7) The holding period of any Parent Common Stock received by a Stockholder in the Merger will include the holding period of such Stockholder's Company Common Stock surrendered in exchange therefor, provided that the shares of Company Common Stock are held as capital assets at the time of the Merger.



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August 27, 1996
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                 No opinion is expressed as to any matter not specifically
addressed above. Further, no opinion is expressed as to the tax consequences of any of the transactions under any foreign, state, or local tax law.

                  This opinion is given as of the date hereof and we assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur.

                  This opinion is solely for your benefit and that of your successors and assigns in connection with the Merger and it may not be quoted or relied upon by, nor may copies to delivered to, any other person and it may not be used for any other purpose, without our prior written consent, other than for inclusion as an exhibit to the Registration Statement referred to herein.

                                            Very truly yours,

                                            /s/ COZEN AND O'CONNOR